Bank of South Carolina Corporation Announces Second Quarter Earnings

CHARLESTON, S.C., July 10, 2014 /PRNewswire/ -- The Bank of South Carolina Corporation (Nasdaq: BKSC) announced earnings of $1,109,927 or $.25 per share, for the quarter ended June 30, 2014 – an increase of 6.31% from earnings for the quarter ended June 30, 2013 of $1,044,074 or $.23 per share. Returns on average assets and average equity for the six months ended June 30, 2014 were 1.21% and 11.64%, respectively, compared with 2013 returns on average assets and average equity of 1.26% and 11.85%, respectively. Earnings for the six months ended June 30, 2014 increased $22,846 or 1.12% to $2,065,725 compared to $2,042,879 for the six months ended June 30, 2013.

Fleetwood S. Hassell, President of the Bank of South Carolina, stated, "We certainly are pleased with our performance to date, as we are ahead of where we were last year and our 2014 profit plan. Timely changes in the Bank's investment portfolio coupled with better loan volume have adequately offset the anticipated decline in mortgage origination income. Excellent control of operating expenses and stable net interest margins continue to drive our numbers.

"Deposit growth and new account activity are strong, as we remain the beneficiary of the uncertainty that still remains in the Charleston Market. As community banking participants continue to diminish locally, we continue to build on the share of the market we hold and remain a long-term home to those who value relationships in banking."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

Bank of South Carolina
Corporation (BKSC)
Report of Earnings

	June 30, 2014	June 30, 2013

Shares Outstanding BKSC Common Stock	4,461,388	4,453,528

Book Value Per Share	$ 8.04	$ 7.73

Total Assets	$ 359,078,204	$ 340,502,378

3 Months Ending

Net Income	$ 1,109,927	$ 1,044,074

Basic Earnings Per Share	$.25	$.23

Diluted Earnings Per Share	$.24	$.23

Weighted Average Shares Outstanding Basic	4,461,388	4,451,333

Weighted Average Shares Outstanding Diluted	4,583,833	4,451,333

6 Months Ending

Net Income	$ 2,065,725	$ 2,042,879

Basic Earnings Per Share	$.46	$.46

Diluted Earnings Per Share	$.45	$.46

Weighted Average Shares Outstanding Basic	4,461,388	4,449,131

Weighted Average Shares Outstanding Diluted	4,584,308	4,449,131

CONTACT: Sheryl G. Sharry, (843) 724-1500